Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-96929 and 333-127340) of our reports dated July 12, 2009, with respect to the consolidated financial statements and schedule of Magal Security Systems Ltd. and the effectiveness of internal control over financial reporting of Magal Security Systems Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
July 12, 2009	A Member of Ernst & Young Global